Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company of New York and
Contract Owners of JNLNY Separate Account II:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company of New York (the Company) dated March 18, 2013 and on the financial statements of each sub-account within JNLNY Separate Account II dated March 6, 2013, as well as to the reference to our firm as "Experts" all incorporated herein by reference in the Post-Effective Amendment to Form N-4 of JNLNY Separate Account II.

As discussed in Note 2 in the financial statements of Jackson National Life Insurance Company of New York, the Company has changed its method of accounting for costs associated with acquiring or renewing insurance contracts due to the retrospective adoption of Accounting Standards Update (ASU) 2010-26: *Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts*. Our opinion is not modified with respect to this matter.

KPMG LLP

September 11, 2013
Chicago, Illinois